Cumberland Pharmaceuticals and Clinigen Group enter into exclusive U.S. commercialization agreement for oncology support drug Ethyol®

NASHVILLE, Tenn. (Tuesday, May 10, 2016) - Cumberland Pharmaceuticals Inc. (‘Cumberland’, NASDAQ:CPIX), a U.S. specialty pharmaceutical company and Clinigen Group plc (‘Clinigen’, AIM: CLIN), the global pharmaceutical and services company, have signed an exclusive agreement to commercialize the oncology support drug, Ethyol® (amifostine), in the U.S. This is the first product Clinigen has licensed to Cumberland under the strategic alliance entered into late last year.
Ethyol is an FDA approved cytoprotective drug indicated as an adjuvant therapy to reduce the incidence of xerostomia (dry mouth) as a side-effect in patients undergoing post-operative radiation treatment for head and neck cancer. It also reduces the cumulative renal toxicity associated with the repeated administration of cisplatin in patients with advanced ovarian cancer.
This is Cumberland’s first oncology support product and is a good complement to its portfolio of specialty pharmaceuticals. Under the terms of the agreement, Cumberland will be responsible for all marketing, promotion, and distribution of the product in the U.S. Clinigen acquired the worldwide rights to Ethyol from AstraZeneca in 2014, and this is an important step in the revitalization plan for the product.
A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals said: “We have been very selective in the brands that we bring into our portfolio and believe Ethyol will be an excellent fit for our hospital sales organization. We look forward to expanding our focus areas with this hospital-based oncology support brand while continuing to deliver products that improve the quality of care for patients and that address poorly met medical needs.”
Peter George, Chief Executive Officer of Clinigen Group plc, said: “Our strategic alliance with Cumberland is a key part of our continuing strategy to develop our global footprint for our Specialty Pharmaceuticals business. This exclusive agreement with Ethyol is the first with Cumberland but others will follow. They are an important partner as we look to further raise our presence in a major market such as the U.S. This market is key in revitalizing our products and we are also keen to make this important brand available to more patients in treating particularly difficult side effects of their cancer treatment.”

About Ethyol® (amifostine)
Ethyol is the trihydrate form of amifostine and is supplied as a sterile lyophilized powder requiring reconstitution for intravenous infusion. Each single-use 10 mL vial contains 500 mg of amifostine.
Ethyol is used therapeutically to reduce the incidence of neutropenia-related fever and infection induced by DNA-binding chemotherapeutic agents including alkylating agents (e.g. cyclophosphamide) and platinum-containing agents (e.g. cisplatin). It is also used to decrease the cumulative nephrotoxicity associated with platinum-containing agents. Ethyol is also indicated to reduce the incidence of xerostomia in patients undergoing radiotherapy for head and neck cancer.

About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology.
Cumberland's five marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, for the treatment of pain and fever, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori infection and duodenal ulcer disease. Cumberland is developing Hepatoren® (ifetroban) Injection for the treatment of Hepatorenal Syndrome, Boxaban® (ifetroban) Oral Capsule for the treatment of Aspirin-Exacerbated Respiratory Disease, and Vasculan™ (ifetroban) oral capsule for the treatment of systemic sclerosis. Cumberland is dedicated to providing innovative products that improve quality of care for patients.
For more information on Cumberland's approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company's website www.cumberlandpharma.com.

About Clinigen Group
Clinigen Group plc (AIM: CLIN) is a global pharmaceutical and services company with a unique combination of businesses focused on providing access to medicines. Its mission is to deliver the right medicine to the right patient at the right time.
The Group consists of five synergistic businesses focused in three areas of global medicine supply; clinical trial, unlicensed and licensed medicines.
Clinigen Clinical Trial Services is the global market leader in the management and supply of commercial medicines for clinical trials.
The Group is also the trusted global leader in ethically sourcing and supplying unlicensed medicines to hospital pharmacists and physicians for patients with a high unmet need, through three of its divisions: Idis Managed Access runs early access programs for innovative new medicines. Idis Global Access and Link Healthcare work directly with healthcare professionals to enable compliant access to unlicensed medicines on a global basis and niche essential licensed and generic medicines across Australasia, Africa and Asia (AAA region).
Clinigen Specialty Pharmaceuticals acquires global rights, revitalizes and markets its own portfolio of niche hospital commercial products.
For more information, please visit www.clinigengroup.com

Forward-looking statement
This announcement contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.